UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 25, 2009


                               VERIFY SMART CORP.
             (Exact name of registrant as specified in its charter)

                        Commission File Number 333-136492

           Nevada                                                20-5005810
(State or other jurisdiction                                  (I.R.S. Employer
      of incorporation)                                      Identification No.)

    Fort Legend Towers, Suite 2002 - 3rd Avenue corner 31st Street E. Square
          Fort Bonifacio Global City, Taguig Metro Manila, Philippines (Address of principal executive offices, including Zip Code)

      Registrant's telephone number, including area code: 011-632-755-8870

                                       N/A
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective November 25, 2009, Verify Smart Corp. (the "Company") entered into a settlement and license agreement (the "S&L Agreement") with Vinema Company Ltd. ("Vinema"), whereby:

     * Vinema has agreed to forbear collecting on a debt in the amount of $500,000 owed by the Company to Vinema (the "Debt") and making other claims against the Company.

     * Subject to the S&L Agreement remaining in good standing and being honoured by the Company, Vinema agrees to defer the collection of the Debt to be paid from fifty percent (50%) of revenue due to the Company under this S&L Agreement (and such Debt being diminished if Vinema elects to collect, and does collect, from other debtors of the Debt) and, again subject to the S&L Agreement being honoured, Vinema agrees to release and indemnify the Company and its directors and officers of and from all causes of action, damages and demands which may arise hereafter from any matter whose cause materially or substantially arises from a fact or claim or circumstance existing on or prior to the date of the S&L Agreement.

     * The Company granted Vinema the following licenses (the "Licenses") to develop, market, distribute, sell, joint venture or otherwise freely and fully employ certain software and processes for credit card, debit card, internet and other forms of financial security systems for electronic verification systems (collectively, the "Technology", as more particularly described in the S&L Agreement):

          (1) an exclusive license in Europe, Russia and the Mid-East (the "Europe Territory");

          (2) an exclusive license with the Bank of America, Citibank, Wells Fargo and Wachovia (the "Banks");

          (3) an exclusive license in the Philippines and Indonesia and a non-exclusive license in Asia generally (collectively, the "Asia Territory"); and

          (4) a non-exclusive license in North and South America (however, if the Company does not establish at least one paying customer within six months of the S&L Agreement, Vinema may elect for a period of six months thereafter to have an exclusive license in North America) (the "NS Territory").

     * Vinema shall have full rights to use and enjoyment of the Technology in the foregoing territories without restriction and shall be unrestricted in its right to develop, sell, license, market, joint venture or in any other way employ the Technology.

     * The Company granted Vinema exclusive management of the Company's Indonesia venture (the "Indonesia Territory").

     * The Company has granted Vinema a right of first refusal in the event the Company wishes to alienate any of its interest in the Technology.

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
     * Vinema may employ all of the Company's trademarks, patents, copyright and other intellectual right, property and information of or in relation to the Technology as part of the license rights.

     * Vinema may assign, license or sub-license, contract or sub-contract, place with a consultant, transfer, mortgage, charge or otherwise release, dispose of or encumber any or all of the rights, privileges, duties or obligations granted to Vinema under the S&L Agreement.

     * All developments or improvements relating to the Technology after the effective date of the S&L Agreement shall be effected by Vinema at its own cost and shall belong exclusively to Vinema.

     * Vinema agreed to pay the following fees to the Company (collectively, the "Fees"):

          (1) for the Europe Territory and the Banks, twenty-five (25%) percent of before tax profit to a maximum of $10,000,000US and thereafter ten (10%) percent of before tax profits to an additional $25,000,000 and thereafter payments shall cease;

          (2) for the Asia Territory, twenty-five (25%) percent of before tax profit to a maximum of $10,000,000 and thereafter ten (10%) percent of before tax profits to an additional $25,000,000 and thereafter payments shall cease;

          (3) for the Indonesia Territory, Vinema, after receiving return of all costs to enable and service the arrangement the Company has, shall receive fifteen (15%) percent interest in the venture and the Licensor shall receive thirty-five (35%) percent of the venture. Should the Indonesia parties renegotiate terms then Vinema shall have authority to do so and shall grant to the Company twenty-five (25%) of the Company's before tax profit therefrom to a maximum of ten million US dollars ($10,000,000US) and thereafter ten (10%) percent of before tax profits to an additional twenty-five Million dollars ($25,000,000US) and thereafter payments shall cease;

          (4) for the NS Territory, if non-exclusive, fifteen (15%) percent of before tax profit to a maximum of $10,000,000 or, if exclusive, twenty-five (25%) percent of before tax profit to a maximum of $10,000,000, and thereafter ten (10%) percent of before tax profits to an additional $25,000,000 and thereafter payments shall cease.

The S&L Agreement is for a term of ten years and is governed by the laws of London, England. Upon and after termination at the end of the term the parties shall have full rights to employ such of the Technology and developments as they may possess or develop to compete in the industry.

The foregoing description of the S&L Agreement does not purport to be complete and is qualified in its entirety by reference to the S&L Agreement, which is attached hereto as Exhibit 10.1, and which is incorporated herein by reference.

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
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.                           Description of Exhibit
-----------                           ----------------------

    10.1 Settlement and License Agreement between Verify Smart Corp. and Vinema Company Ltd., dated effective as of November 25, 2009.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2009

VERIFY SMART CORP.

By: /s/ Ralph Santos
   --------------------------------
Name:  Ralph Santos
Title: President and Director


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